Exhibit 5.1

                    , 2006

Union Street Acquisition Corp.

102 South Union Street

Alexandria, VA 22314

Dear Sirs:

We have acted as special counsel to Union Street Acquisition Corp. (the “Company”) in the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), covering (i) 12,500,000 Units, with each Unit consisting of one share of the Company’s common stock (12,500,000 shares), par value $.0001 per share (the “Common Stock”), and one warrant (12,500,000 warrants) (collectively, “Warrants”) to purchase one share of the Company’s Common Stock (12,500,000 shares); (ii) up to 1,875,000 Units (the “Over-Allotment Units,” and collectively with the Units, the Common Stock and Warrants, the “Securities”) representing 1,875,000 shares of Common Stock and 1,875,000 Warrants (to purchase 1,875,000 shares of Common Stock), which Banc of America Securities LLC and Morgan Joseph & Co., Inc., or their designees (together, the “Underwriters”), will have a right to purchase from the Company to cover over-allotments, if any; (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units; and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (the “Documents”):

(a) the Registration Statement;

(b) the Warrants;

(c) the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”);

(d) the Certificate of Incorporation of the Company, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Certificate”);

(e) the Bylaws of the Company, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Bylaws”); and

(f) The Resolutions of the Board of Directors related to this transaction, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Resolutions”).

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws, the General Corporation Law of the State of Delaware and as to the Warrants constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the General Corporation Law of the State of Delaware, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based upon the foregoing, we are of the opinion that:

1. The Units and the Over-Allotment Units to be sold to the Underwriter, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2. The Common Stock included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

3. Each of the Warrants included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement, will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent any of the documents related to Warrants contain indemnification provisions, as limited by applicable federal or state law and considerations of public policy.

4. The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, the Warrant Agreement and the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

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We hereby consent to your filing this opinion as Exhibit 5 to the Registration Statement and to refer to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Arnold & Porter LLP
Kevin J. Lavin, Esq.